                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Ameritech Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

{LOGO]                                                    30 South Wacker Drive
                                                        Chicago, Illinois 60606

               NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

March 3, 1999

Dear Shareowner:

  We cordially invite you to attend the annual meeting of Ameritech's shareowners, which will be held on Wednesday, April 21, 1999, at 9:30 a.m, local time, at McCormick Place South, Grand Ballroom, Level 1, 2301 South Martin Luther King, Jr. Drive, Chicago, Illinois 60616.

  At the meeting we will elect thirteen Directors and vote on the appointment of independent public accountants and one shareowner proposal. Each of these matters is described in the following pages.

  We also will report on the progress of Ameritech and comment on matters of current interest. There will be a period of informal discussion in which shareowners will have a chance to comment or ask questions.

  If you are a shareowner of record and you plan to attend the meeting, please keep the admission ticket that is attached to the enclosed form of proxy, as you must present this ticket to be admitted to the meeting. If your shares are held by a broker or a bank and you do not receive an admission ticket, you will be admitted to the meeting only if you bring proof of your ownership of Ameritech shares.

  Whether or not you plan to attend the meeting, we ask that you read the material on the following pages and submit your proxy with voting instructions as soon as possible. Record holders of Ameritech shares may submit their proxies with voting instructions by using a toll-free telephone number or the Internet. Instructions for using these convenient services are set forth on the enclosed proxy card and accompanying information sheet. Of course, you also may submit a proxy containing your voting instructions by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

  It is important that your shares are represented at this meeting, whether or not you plan to attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to submit a proxy containing your voting instructions as soon as possible by telephone, through the Internet or by signing, dating and mailing your proxy card.

Sincerely,

/s/ Richard C. Notebaert
Richard C. Notebaert
Chairman of the Board, President and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

  The Annual Meeting of Shareowners of Ameritech Corporation will be held on Wednesday, April 21, 1999, at 9:30 a.m., local time, at McCormick Place South, Grand Ballroom, Level 1, 2301 South Martin Luther King, Jr. Drive, Chicago, Illinois 60616, to consider and take action with respect to the following matters:

    1. Election of thirteen Directors to serve for a term of one year;

    2. Ratification of the appointment of Arthur Andersen LLP as independent public accountants for the Company for the year ending December 31, 1999;

    3. A shareowner proposal regarding cumulative voting in the election of Directors; and

    4. Such other business as may properly come before the meeting or any adjournment thereof.

  The record date for the Annual Meeting is the close of business on February 22, 1999. Only shareowners of record as of that time and date will be entitled to notice of, and to vote at, the meeting. A complete list of the shareowners of record entitled to vote at the meeting will be open to examination by any Ameritech shareowner, for any purpose germane to the meeting, at the offices of Ameritech Corporation, 30 South Wacker Drive, Chicago, Illinois, during Ameritech's ordinary business hours for a period of ten days prior to the meeting.

March 3, 1999                             By Order of the Board of Directors,

                                          /s/ Deidra D. Gold
                                          Deidra D. Gold, Secretary

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROXY AND VOTING INFORMATION...............................................   1
PROPOSED MERGER WITH SBC COMMUNICATIONS INC................................   2
ELECTION OF DIRECTORS......................................................   2
  Nominees for Election at the Annual Meeting..............................   3
  Meetings of the Board....................................................   6
  Committees of the Board..................................................   6
  Compensation of Directors................................................   7
  Officer and Director Stock Ownership.....................................   8
  Section 16(a) Beneficial Ownership Reporting Compliance..................   8
  Beneficial Owners of More than Five Percent..............................   9
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS..............   9
SHAREOWNER PROPOSAL REGARDING CUMULATIVE VOTING............................   9
OTHER BUSINESS.............................................................  10
EXECUTIVE COMPENSATION.....................................................  10
  Compensation Committee...................................................  10
  Report of the Compensation Committee.....................................  11
  Shareowner Return Performance Graph......................................  14
  Summary Compensation Table...............................................  15
  Option Grants in 1998....................................................  16
  Option Exercises in 1998 and Option Values at December 31, 1998..........  17
  Pension Plans............................................................  17
  Employment Contracts.....................................................  19
  Certain Compensatory Arrangements Upon a Change in Control...............  19
SUBMISSION OF SHAREOWNER PROPOSALS FOR NEXT YEAR...........................  22
ADDITIONAL INFORMATION.....................................................  22

Ameritech Corporation                                           PROXY STATEMENT
30 South Wacker Drive
Chicago, Illinois 60606

                         PROXY AND VOTING INFORMATION

  The Board of Directors of Ameritech Corporation (referred to as "Ameritech" or the "Company" or "we" in this proxy statement) is soliciting your proxy for use at the 1999 Annual Meeting of Shareowners of Ameritech and any adjournments thereof (the "Annual Meeting"). This proxy statement and the enclosed proxy card are being mailed to shareowners beginning on or about March 3, 1999.

  Who is Entitled to Vote. Holders of record of shares of Common Stock of Ameritech, $1.00 par value per share ("Ameritech Common Stock"), at the close of business on February 22, 1999 (the "Record Date") may vote at the Annual Meeting. On that date, 1,099,191,878 shares of Ameritech Common Stock were issued and outstanding and entitled to be voted at the meeting. Each share entitles the holder to one vote.

  How You May Vote. You may submit a proxy with your voting instructions by completing, signing and mailing the enclosed proxy card, or by submitting your proxy with voting instructions by toll-free telephone or through the Internet.

  How to Submit a Written Proxy by Mail. To submit a written proxy by mail, you should complete, sign and mail the enclosed proxy card in accordance with its instructions. If you sign and return a proxy card without indicating your voting instructions, the named proxies will vote your shares FOR the election of all nominees for Director shown under "Election of Directors" on the following pages, FOR ratification of the appointment of Arthur Andersen LLP as our independent public accountants and AGAINST the one shareowner proposal described in this proxy statement.

  How to Submit Your Proxy by Telephone or through the Internet. Alternatively, you may submit your proxy with voting instructions, by telephone or through the Internet, by following the instructions that are set forth on the enclosed proxy card and the accompanying information sheet. If you are a shareowner of record on the Record Date, you may call 1-800-652-8683 (1-201-324-0377, outside the U.S. and Canada) or visit the Web site listed on the enclosed proxy card and accompanying information sheet. If you hold your shares through a broker, nominee, fiduciary or other custodian, you should use the different toll-free telephone number and Web site address provided on the accompanying information sheet for such beneficial owners.

  If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number noted on the enclosed proxy card before your proxy will be accepted. In addition to the instructions that appear on the enclosed proxy card and information sheet, step-by-step instructions will be provided by recorded telephone message or at the designated Web site on the Internet. Once you have indicated how you want to vote, in accordance with those instructions, you will receive confirmation that your proxy has been successfully submitted by telephone or through the Internet.

  Voting by Plan Participants. If you are a participant in the Ameritech Direct Services Investment Plan, the proxy card, telephone proxy or Internet proxy will serve as voting instructions for the number of shares in your plan account, as well as other shares registered in your name. If you are a participant in the Ameritech Savings Plan for Salaried Employees (the "Salaried Savings Plan"), the Ameritech Savings and Security Plan for Non-Salaried Employees (the "Non-Salaried Savings Plan") or certain employee savings plans of affiliated companies, the proxy card, telephone proxy or Internet proxy similarly will serve as voting instructions for the trustees of those plans, if all accounts are registered in the same name. Shares in the Salaried Savings Plan or Non-Salaried Savings Plan for which voting instructions are not received, as well as shares which have not been allocated to participants' accounts in such plans, generally will be voted in the same proportion as the shares for which voting instructions are given by other participants in the same plan.

  Revocation of Proxies. You can revoke your proxy at any time before the voting at the Annual Meeting by sending a properly signed written notice of your revocation to the Secretary of the Company, by submitting another proxy that is properly signed and bears a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy. To revoke a proxy previously submitted by telephone or through the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. You should direct any written notices of revocation and related correspondence to: Ameritech Corporation, 30 South Wacker Drive, Chicago, Illinois 60606, Attention: Corporate Secretary.

  Your Vote is Confidential. Under a confidential voting policy adopted by the Company's Board of Directors, no proxies, voting instructions or ballots submitted by Ameritech shareowners will be made available for examination by, nor will the particular vote of any shareowner be disclosed to, the Company, its Directors, officers or employees or any third party, except (i) as necessary to tabulate and certify voting results, (ii) as necessary to meet applicable legal requirements and to assert or defend claims of or against the Company, (iii) if there is a proxy solicitation by someone else in opposition to a solicitation by the Board, (iv) if the shareowner has made a written comment on his or her proxy, voting instruction or ballot or (v) if the shareowner expressly requests or consents to such disclosure in writing. The policy also provides that votes will be tabulated by our transfer agent or another independent party we select, and that we will engage an independent inspector of elections to inspect the tabulation of votes and certify the voting results.

  Quorum. A quorum will exist if a majority of the shares of Ameritech Common Stock outstanding on the Record Date are present in person or represented by proxy at the meeting. Proxies that are submitted by brokers as holders of record and that do not indicate a vote for some of the proposals, because the brokers have not received instructions from their customers or other beneficial owners on how to vote on those proposals and do not have discretionary voting authority, are called "broker non-votes." Abstentions, votes withheld with respect to the election of one or more nominees as Directors and broker non-votes will be counted as present at the Annual Meeting for the purpose of determining whether a quorum is present.

  Required Votes. There are differing voting requirements for the various proposals. Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that only votes cast for a nominee will be counted, and the thirteen nominees for Director who receive the most votes will be elected as Directors. Broker non-votes and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes, but will not reduce the number of votes otherwise received by the nominees.

  Each of the other proposals, including ratification of appointment of the auditors and the shareowner proposal, requires the approval of a majority of the shares of Ameritech Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions therefore will have the same effect as votes against such proposals and broker non-votes will have no effect on the vote.

                 PROPOSED MERGER WITH SBC COMMUNICATIONS INC.

  On May 11, 1998, Ameritech and SBC Communications Inc. ("SBC") jointly announced that they had signed a definitive merger agreement (the "Merger Agreement"), pursuant to which a wholly owned subsidiary of SBC will be merged with and into Ameritech (the "Merger") and Ameritech will become a wholly owned subsidiary of SBC. Upon consummation of the Merger, each outstanding share of Ameritech Common Stock (other than shares owned by Ameritech, SBC or their respective subsidiaries) will be converted into and exchanged for 1.316 shares of SBC Common Stock. More detailed information relating to the terms and conditions of the Merger Agreement was provided to shareowners in the Joint Proxy Statement/Prospectus of Ameritech and SBC dated October 15, 1998. The Merger Agreement has been approved and adopted by the Boards of Directors and shareowners of Ameritech and SBC and remains subject to various federal and state regulatory approvals.

                             ELECTION OF DIRECTORS

  The business and affairs of Ameritech are managed under the direction of its Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance of Ameritech rather than day-to-day operating details. Members of the Board of Directors are kept informed of the Company's business by various reports and documents sent to them each month, as well as by reports presented at meetings of the Board and its committees by officers and employees of Ameritech and its business units.

  The Board of Directors is currently composed of thirteen members. Since 1996, when shareowners approved an amendment to the Company's Certificate of Incorporation that eliminated the division of the Board of Directors into three classes, Directors have been elected for one-year terms as their previous terms expired. The terms of all thirteen Directors expire in 1999 and all of those Directors have been nominated for re-election for terms expiring in 2000. If for any reason any nominee for election at this meeting becomes unable or is unwilling to serve at the time of the meeting, the persons named as proxies in the enclosed proxy card will have discretionary authority to vote for a substitute nominee. It is not anticipated that any nominee will be unavailable for election.

  The following sets forth information as to each nominee for election as a Director at the Annual Meeting, including his or her age, present principal occupation, other business experience (including that during the last five years), directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a Director of Ameritech.

Nominees for Election at the Annual Meeting (for one-year terms expiring in 2000):

[PHOTO] Donald C. Clark, 67, Chairman Emeritus of Household International, Inc., Prospect Heights, Illinois (financial services), since 1996. Mr. Clark served as Chairman of the Board of Household International, Inc. from 1984 to 1996 and as its Chief Executive Officer from 1982 to 1994. He is a Director of Armstrong World Industries, Inc., Scotsman Industries, Inc., The PMI Group, Inc. and Warner-Lambert Company. Mr. Clark is a member of the Compensation Committee and the Finance Committee.

                  Director since 1989.

[PHOTO] Melvin R. Goodes, 63, Chairman of the Board and Chief Executive Officer of Warner-Lambert Company, Morris Plains, New Jersey (pharmaceuticals and consumer products), since 1991. Mr. Goodes served as President and Chief Operating Officer of Warner-Lambert Company from 1985 to 1991. He is a Director of Warner-Lambert Company, The Chase Manhattan Corporation and Unisys Corporation. Mr. Goodes is Chairman of the Nominating Committee and a member of the Executive Committee and the Finance Committee.

                  Director since 1994.

[PHOTO] Hanna Holborn Gray, Ph.D., 68, President Emeritus and Harry Pratt Judson Distinguished Service Professor of History, University of Chicago, Chicago, Illinois, since 1993. Dr. Gray served as President of the University of Chicago and a professor of history from 1978 to 1993. She is a Director of Cummins Engine Company, Inc. and J.P. Morgan & Co. Incorporated (and its subsidiary, Morgan Guaranty Trust Company of New York). Dr. Gray is a member of the Nominating Committee.

                  Director since 1983.

[PHOTO] James A. Henderson, 64, Chairman of the Board since 1995 and Chief Executive Officer since 1994 of Cummins Engine Company, Inc., Columbus, Indiana (heavy-duty diesel engines, power generators and related products). Mr. Henderson served as President and Chief Operating Officer of Cummins Engine Company, Inc. from 1977 to 1994. He is a Director of Cummins Engine Company, Inc., International Paper Company, Ryerson Tull, Inc. and Rohm and Haas Company. Mr. Henderson is Chairman of the Audit Committee and a member of the Compensation Committee and the Executive Committee.

                  Director since 1983.

[PHOTO] Sheldon B. Lubar, 69, Founder and Chairman of Lubar & Co., Milwaukee, Wisconsin (private investment and venture capital firm), since 1977. Mr. Lubar served as Chairman and Chief Executive Officer of Christiana Companies, Inc., Milwaukee, Wisconsin (operating and investment company with businesses in refrigerated warehousing and logistics), from 1987 to February 1999. Mr. Lubar is a Director of Firstar Corporation, Jefferies Group, Inc., Massachusetts Mutual Life Insurance Company, MGIC Investment Corporation and Weatherford International, Inc. He is a member of the Compensation Committee and the Finance Committee.

                  Director since 1993.

[PHOTO] Lynn M. Martin, 59, Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche LLP, Chicago, Illinois (accounting and consulting services), since 1993. Ms. Martin has held the Davee Chair at the Kellogg Graduate School of Management, Northwestern University, since 1993. She also was a fellow at the Kennedy School of Government, Harvard University, in 1993. Ms. Martin served as U.S. Secretary of Labor from 1991 to 1993, and as a member of the U.S. House of Representatives from Illinois for five terms from 1981 to 1990. She is a Director of certain Dreyfus Funds, Harcourt General, Inc., Ryder System, Inc., The Procter & Gamble Company and TRW Inc. Ms. Martin is a member of the Finance Committee and the Nominating Committee.

                  Director since 1993.

[PHOTO] Arthur C. Martinez, 59, Chairman and Chief Executive Officer of Sears, Roebuck and Co., Hoffman Estates, Illinois (merchandising), since 1995. Mr. Martinez served as Chairman and Chief Executive Officer of the Sears Merchandise Group from 1992 to 1995 and as Vice Chairman of Saks Fifth Avenue from 1990 to 1992. He is a Director of Sears, Roebuck and Co. and the Federal Reserve Bank of Chicago. Mr. Martinez is Chairman of the Finance Committee and a member of the Audit Committee and the Executive Committee.

                  Director since 1995.

[PHOTO] John B. McCoy, 55, President and Chief Executive Officer of BANK ONE CORPORATION, Chicago, Illinois (bank holding company), since October 1998. Mr. McCoy served as Chairman and Chief Executive Officer of BANC ONE CORPORATION, Columbus, Ohio (bank holding company) from 1987 to October 1998, and as its President and Chief Executive Officer from 1984 to 1987. He is a Director of BANK ONE CORPORATION, Cardinal Health, Inc., Federal Home Loan Mortgage Corporation and Paymentech, Inc. Mr. McCoy is Chairman of the Compensation Committee and a member of the Audit Committee and the Executive Committee.

                  Director since 1991.

[PHOTO] Richard C. Notebaert, 51, Chairman of the Board, President and Chief Executive Officer of Ameritech since 1994. Mr. Notebaert served as President and Chief Executive Officer of Ameritech during a portion of 1994, as President and Chief Operating Officer from 1993 to 1994 and as Vice Chairman in 1993. He served as President of Ameritech Services, Inc. (a wholly owned subsidiary of Ameritech's five state landline communications companies) from 1992 to 1993, and as President of Ameritech's subsidiary, Indiana Bell Telephone Company, Incorporated, from 1989 to 1992. Mr. Notebaert is a Director of Aon Corporation and Sears, Roebuck and Co. He is Chairman of the Executive Committee.

                  Director since 1993.

[PHOTO] John D. Ong, 65, Chairman Emeritus of The BFGoodrich Company, Akron, Ohio (aerospace products and services and specialty chemicals), since 1997. Mr. Ong served as Chairman of the Board of The BFGoodrich Company from 1979 to 1997 and as its Chief Executive Officer from 1979 to 1996. Mr. Ong is a Director of ASARCO Incorporated, Cooper Industries, Inc., Marsh & McLennan Companies, Inc., The Geon Company and TRW Inc. He is a member of the Compensation Committee and the Nominating Committee.

                  Director since 1983.

[PHOTO] A. Barry Rand, 54, Executive Vice President, Operations of Xerox Corporation, Stamford, Connecticut (document processing products and services), from 1992 through 1998. Mr. Rand served as President of the Xerox United States Marketing Group from 1987 to 1992. Mr. Rand is a Director of Abbott Laboratories and Honeywell Inc. He is a member of the Audit Committee and the Nominating Committee.

                  Director since 1993.

[PHOTO] Laura D'Andrea Tyson, Ph.D., 51, Dean of the Walter A. Haas School of Business at the University of California at Berkeley, since July 1998 and Principal, Law & Economics Consulting Group, Emeryville, California (consulting services), since 1997. Dr. Tyson served as professor and holder of the Chair endowed by the Class of 1939 in the Economics Department and the Haas School of Business at the University of California at Berkeley from 1996 to 1998. She served as National Economic Adviser to the President of the United States from 1995 to 1996 and as Chair of the White House Council of Economic Advisers from 1993 to 1995. Dr. Tyson was Visiting Scholar of the Institute for International Economics at the University of California at Berkeley from 1990 to 1992. She is a Director of Eastman Kodak Company, Human Genome Sciences, Inc. and Morgan Stanley Dean Witter & Co. Dr. Tyson is a member of the Audit Committee and the Finance Committee.

                  Director since 1997.

[PHOTO] James A. Unruh, 57, Founding Principal of Alerion Capital Group, L.L.C., Phoenix, Arizona (private equity merchant bank), since 1998. Mr. Unruh served as Chairman of the Board and Chief Executive Officer of Unisys Corporation, Blue Bell, Pennsylvania (information technology services, hardware and software), from 1990 to 1997. He is a Director of The Prudential Insurance Company of America. Mr. Unruh is a member of the Audit Committee and the Finance Committee.

                  Director since 1995.

Meetings of the Board

  The Board of Directors met ten times in 1998. The average attendance at the aggregate number of Board and committee meetings was approximately 95% in 1998. During 1998, no Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served.

Committees of the Board

  The Board of Directors has established five standing committees, described below, to assist it in the discharge of its responsibilities. The committee memberships of each Director nominee during 1998 are listed above as part of his or her biographical information.

  The Audit Committee, which is composed entirely of Directors who are not officers or employees of Ameritech or its subsidiaries, reviews the Company's accounting functions, operations and management, its financial reporting process and the adequacy and effectiveness of its internal controls and internal auditing methods and procedures. The Audit Committee recommends to the Board the appointment of the independent public accountants for the Company, subject to ratification by the shareowners at their annual meeting. In connection with its duties, the Audit Committee periodically meets privately with the Company's independent public accountants and its internal auditors. The Audit Committee met two times in 1998.

  The Compensation Committee, which also is composed entirely of non-employee Directors, reviews and acts with respect to pension, incentive and other employee benefit plans, approves the salary and compensation of officers of Ameritech, other than the five most highly compensated officers, and makes recommendations to the Board of Directors concerning the salary and compensation of the Chairman of the Board, President and Chief Executive Officer and any other officer who is or would be among the five highest paid officers of Ameritech. The Compensation Committee met five times in 1998.

  The Executive Committee is authorized to exercise, during intervals between Board meetings, the powers of the Board of Directors in the management and direction of the business and affairs of the Company, subject to the provisions of the corporation law of the State of Delaware. The Executive Committee did not meet in 1998.

  The Finance Committee reviews and makes recommendations to the Board with respect to the financial policies, plans and procedures of the Company, the financial implications of proposed corporate actions and matters concerning dividend reinvestment and stock purchase plans. This committee also reviews and authorizes investments in and advances to subsidiaries and is responsible for reviewing the policies, plans and procedures of the Company with respect to the investment and management of the assets of the Company's pension, savings and other employee benefit plans. The Finance Committee met two times in 1998.

  The Nominating Committee advises and makes recommendations to the Board of Directors on all matters concerning Director compensation and Board policies, procedures and practices. This committee reviews and makes recommendations to the full Board concerning the qualifications and selection of Director nominee candidates, including any candidates proposed by shareowners. In recommending candidates, the Nominating

Committee seeks individuals who possess broad training and experience in business, finance, law, government, technology, education or administration and considers factors such as personal attributes, geographic location and special expertise complementary to the background and experience of the Board as a whole. Shareowners who wish to suggest qualified candidates should write to the Corporate Secretary of Ameritech at 30 South Wacker Drive, Chicago, Illinois 60606, stating in detail the qualifications of such persons. The Nominating Committee met two times in 1998.

Compensation of Directors

  Directors who are not employees of Ameritech or its subsidiaries receive an annual retainer of $41,000. Non-employee Directors receive additional annual retainers of $5,000 ($6,000 for chairmen) for each standing committee (other than the Executive Committee) on which they serve.

  Under the Company's Deferred Compensation Plan for Non-Employee Directors, Directors who are not employees of the Company or its subsidiaries may elect to defer receipt of all or part of the payments they receive for service on the Company's Board of Directors (or its committees) in the form of cash units, stock units or a combination of both. Deferred cash units earn interest, compounded quarterly, at the rate established from time to time pursuant to the Ameritech Corporate Resource Deferral Plan or, if no such rate is established, the average interest rate for ten-year U.S. Treasury Notes for the previous quarter. Deferred stock units are based on the number of shares of Ameritech Common Stock that deferred retainers would purchase at the fair market value of such shares on the date the retainers otherwise would be paid. On each Ameritech Common Stock dividend payment date, deferred stock unit accounts are credited with additional stock units, determined by dividing the aggregate cash dividend which would have been paid if existing stock units were actual shares of Ameritech Common Stock by the fair market value of shares of Ameritech Common Stock as of the dividend payment date.

  All amounts deferred under the Deferred Compensation Plan for Non-Employee Directors are paid in cash, regardless of the form in which the deferral account is maintained. In general, Directors can receive deferred amounts in one payment or in up to ten equal annual installments. Distributions of deferred amounts begin on the first day of the calendar year following the year in which the Director's service on the Company's Board ends, with stock units valued for purposes of such distributions based on their fair market value at the time of payment. Under the terms of the plan, however, Directors receive lump sum payments of the entire balance in their deferral accounts following certain change in control events (including specified changes in the beneficial ownership of the Company's voting stock or in the composition of the Board and certain mergers involving the Company). Consummation of the Company's proposed Merger with SBC would constitute a change in control for purposes of the plan. Accordingly, deferred amounts would be paid out in a lump sum as soon as practical after completion of the Merger. Stock units would be valued for this purpose at the highest sales price of Ameritech Common Stock as reported on the New York Stock Exchange Composite Transactions Tape during the thirty days prior to the Merger. The Directors who have deferral accounts under the plan, and the current approximate values of their deferred balances, based on a price per share of Ameritech Common Stock of $60.9375, the closing price on February 12, 1999, are: Mr. Clark, $1,461,114; Mr. Henderson, $948,840; Mr. Lubar, $634,143; Mr. Martinez, $305,625; Mr.
McCoy, $491,582; and Mr. Unruh, $247,621.

  Under the Ameritech Stock Retirement Plan for Non-Employee Directors, approved by shareowners in 1987, Directors who are not employees of the Company or its subsidiaries or affiliates are granted 3,000 shares of Ameritech Common Stock after each annual meeting of the Company's shareowners at which Directors are elected, up to a maximum number of six grants. Each grant of stock is accompanied by a payment to offset the increase in the Directors' federal, state and local tax liabilities resulting from such grant and payment.

  The Company also provides non-employee Directors with travel accident insurance when on Company business and reimburses their travel-related expenses incurred in attending meetings of the Board of Directors and its committees.

Officer and Director Stock Ownership

  The following table sets forth beneficial ownership of Ameritech Common Stock, as of February 22, 1999 (including shares acquired under the Salaried Savings Plan through December 31, 1998 and the Ameritech Direct Services Investment Plan as of February 5, 1999), by each Director, each executive officer named in the Summary Compensation Table on page 15 and all Directors and executive officers as a group. Neither any of the individuals nor the group shown below has beneficial ownership of more than 1% of the outstanding shares of Ameritech Common Stock.

                                                                      Total
    Name                                                         Ownership(1)(2)
    ----                                                         ---------------
Barry K. Allen..................................................      129,481
W. Patrick Campbell.............................................      268,547
Donald C. Clark.................................................       30,492
Melvin R. Goodes................................................       16,000
Hanna Holborn Gray..............................................       19,208
James A. Henderson..............................................       24,800
Sheldon B. Lubar................................................       36,784
Lynn M. Martin..................................................       19,985
Arthur C. Martinez..............................................       14,000
John B. McCoy...................................................       24,000
Richard C. Notebaert............................................    1,248,659
John D. Ong.....................................................       18,353
A. Barry Rand...................................................       18,343
Thomas E. Richards..............................................       82,579
Oren G. Shaffer.................................................      318,360
Laura D'Andrea Tyson............................................        6,100
James A. Unruh..................................................       14,000
All Directors and executive officers as a group (25 persons)....    2,893,392

--------
(1) Includes shares of Ameritech Common Stock which may be acquired within 60 days after February 22, 1999 through the exercise of stock options and, to the extent determinable as of February 22, 1999, related dividend equivalents under our long term incentive plans, as follows: Mr. Allen, 90,257 shares; Mr. Campbell, 204,579 shares; Mr. Notebaert, 1,201,171 shares; Mr. Richards, 61,542 shares; Mr. Shaffer, 257,642 shares; and all executive officers as a group, 2,341,022 shares. Also includes shares credited as of December 31, 1998 under the Company's Salaried Savings Plan to the accounts of the following persons, who have sole voting power as to such shares, but may not have investment power with respect to some of such shares: Mr. Allen, 1,060 shares; Mr. Campbell, 1,554 shares; Mr. Notebaert, 2,920 shares; Mr. Richards, 1,066 shares; Mr. Shaffer, 643 shares; and all executive officers as a group, 28,600 shares.

(2) Except as otherwise indicated in these notes, the individuals and group listed in the table above have sole voting and investment power with respect to the shares shown as beneficially owned. The following individuals are deemed to share voting and investment power with their spouses with respect to the following shares: Mr. Campbell, 62,414 shares; Mr. Clark, 30,492 shares; Mr. Notebaert, 18,807 shares; Mr. Ong, 351 shares; and Mr. Shaffer, 60,075 shares. Mr. Lubar is deemed to have shared voting and investment power with respect to 12,984 shares held for the benefit of various family members by a partnership of which he is a partner; he disclaims beneficial ownership of such shares. Excluding the shares held in the Company's Salaried Savings Plan as reported in note
    (1), all Directors and executive officers as a group are deemed to have shared voting and investment power as to 188,151 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, as well as any persons who beneficially own more than ten percent of Ameritech Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports and reports of changes in beneficial ownership of such stock.

  Based on its review of copies of such reports and written representations that no other reports were required, the Company believes that all such required Section 16(a) reports have been filed on a timely basis, except that an acquisition of 26 shares of Ameritech Common Stock by Mr. Lubar's savings plan account was inadvertently reported late by the Company on his behalf. In addition, the quarterly accruals of dividend equivalents on stock options held by the Company's executive officers, which should have been included in year-end reports for 1994 through 1997, were inadvertently reported late by the Company on their behalf, and the quarterly acquisitions of stock units under the Deferred Compensation Plan for Non-Employee Directors by the six Directors with deferral accounts thereunder, which should have been included in year-end reports for 1996 through 1998, were inadvertently reported late by the Company on their behalf.

Beneficial Owners of More than Five Percent

  As reported in a Schedule 13G filed with the SEC on February 9, 1999, as of December 31, 1998, State Street Bank and Trust Company ("State Street"), 225 Franklin Street, Boston, Massachusetts 02110, held an aggregate of 101,825,438 shares of Ameritech Common Stock (approximately 9.22% of the then outstanding shares), acting in various fiduciary capacities, including as Trustee of the Ameritech Savings Trusts. State Street further reported that, as of December 31, 1998, it had sole voting power with respect to 13,984,196 shares, shared voting power with respect to 86,752,385 shares, sole dispositive power with respect to 14,994,284 shares and shared dispositive power with respect to 86,831,154 shares of Ameritech Common Stock. In its Schedule 13G, State Street expressly disclaimed beneficial ownership of all shares of Ameritech Common Stock it reported in such filing.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP, as independent public accountants, to audit the consolidated financial statements of the Company for the current year ending December 31, 1999. Arthur Andersen LLP has served as independent public accountants for the Company since the Company's organization.

  A proposal will be presented at the Annual Meeting to ratify the appointment of Arthur Andersen LLP as Ameritech's independent public accountants. One or more members of that firm are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the Company's shareowners do not ratify this appointment at the Annual Meeting, other independent public accountants will be considered by the Board upon recommendation of the Audit Committee.

  The Board of Directors recommends a vote FOR ratification of the appointment of the independent public accountants.

                SHAREOWNER PROPOSAL REGARDING CUMULATIVE VOTING

  Mrs. Evelyn Y. Davis, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, record owner of 360 shares of Ameritech Common Stock, has given notice that she plans to introduce the following resolution at the Annual Meeting and has asked that the following statement of reasons for its introduction be printed in this proxy statement:

  "RESOLVED: That the stockholders of Ameritech, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

  "REASONS: Many states have mandatory cumulative voting, so do National
  Banks."

  "In addition, many corporations have adopted cumulative voting."

  "Last year the owners of 170,778,913 shares, representing approximately 22.3% of shares voting, voted FOR this proposal."

  "If you AGREE, please mark your proxy FOR this resolution."

  The Board of Directors does not support this proposal and recommends a vote AGAINST it for the following reasons:

  The proponent submitted substantially the same proposal for the Company's 1991, 1992, 1993, 1994, 1995, 1996, 1997 and 1998 Annual Meetings, and it was
opposed by the owners of approximately 83.1%, 81.1%, 78.2%, 79.7%, 72.8%, 77.7%, 75.5% and 77.7%, respectively, of the shares voted (not counting abstentions and broker non-votes).

  The Board of Directors continues to believe that cumulative voting is undesirable. With cumulative voting, a narrow constituency of minority shareowners who have pooled their voting power may elect one or more Directors and then seek to have such Directors advance their special interests, rather than the best interests of the Company's shareowners as a whole. The Board believes that cumulative voting introduces the possibility of partisanship and factionalism among Directors who owe their positions to special shareowner constituencies, and so could interfere with the effective functioning of the Board. The majority of state corporation laws, including those in effect in Delaware, the state in which Ameritech is incorporated, do not require cumulative voting.

  The Board of Directors regards its proper constituency to be all of the Company's shareowners. It believes that the present method of electing Directors has served the Company and its shareowners well in the past and will continue to do so in the future and will best assure that the Directors represent the interests of all shareowners, not just those of a particular group.

  Under the General Corporation Law of the State of Delaware, cumulative voting could be established for the Company only if the Board of Directors recommends an amendment to the Company's Certificate of Incorporation providing for the same and directs that the amendment be submitted to a vote of the Company's shareowners. The Company's Board of Directors has not recommended, and does not recommend, such an amendment. Therefore, approval of this proposal would serve only as an advisory recommendation to the Board of Directors that it take steps to initiate such an amendment.

  The Board of Directors recommends a vote AGAINST this proposal.

                                OTHER BUSINESS

  The Board of Directors does not know of any further business to be presented at the Annual Meeting. However, should any other matters requiring a vote of the shareowners arise, the persons named as proxies in the enclosed proxy card intend to vote on those matters in accordance with their judgment as to the best interests of the Company.

                            EXECUTIVE COMPENSATION

Compensation Committee

  The Compensation Committee of the Board of Directors is responsible for overseeing the Company's executive compensation programs. The Committee approves all pay plans and changes in those plans. It also approves performance goals for incentive awards, certifies the attainment of goals and approves the actual awards to the chief executive officer and the other four most highly compensated executive officers. The Committee recommends the base salary of the chief executive officer and the other four most highly compensated executive officers to the full Board of Directors. The full Board of Directors is responsible for acting on the recommendations of the Committee.

Report of the Compensation Committee

  Since the Company began, we have designed and administered executive compensation programs to link pay to Company performance and to make sure that the interests of executives are the same as your interests as shareowners. These goals are expressed in the following guiding principles of the Company's compensation programs:

  . A significant portion of pay will be determined by the Company's annual and long term financial performance, including the creation of value for shareowners.

  . Compensation programs will be designed to encourage and balance short term operational goals with long term strategic plans.

  . Total compensation will be competitive with the telecommunications industry and with other major U.S. companies to allow us to attract, retain and motivate high caliber employees. A greater percentage of compensation will be performance-based and variable (as opposed to fixed compensation) than competitive practice might suggest.

  . Compensation programs will be designed to encourage stock ownership by executives.

  There are three elements to the Company's compensation program: annual base salary, annual cash bonus incentives and long term incentives. Each of these elements is consistent with the goals of our compensation programs. Annual incentives are based on specific financial measures, including earnings growth and revenue growth, with each of the targets calling for improved results year-over-year. Long term incentives focus on total return to shareowners (stock price appreciation plus dividends).

  An important consideration in the design of the Company's compensation programs is the use of incentives to encourage stock ownership by management. Under the Ameritech long term incentive plans, we can make grants in the form of performance-based restricted stock, restricted stock, performance units and stock options. Since 1991, all long term grants have been in the form of interests in the Company's stock. To support the Company's belief in stock ownership by executives, we have established stock ownership guidelines for key managers, which require them to maintain interests in the Company's stock that are proportionate to their respective compensation and positions in the Company. Newly hired and promoted executives are given a reasonable period of time to achieve these guidelines. As of December 31, 1998, the stock ownership of each of the Company's executive officers either exceeded or was on track to meet these guidelines.

  Annual cash compensation (as reported in the "Salary" and "Bonus" columns of the Summary Compensation Table that follows) is somewhat influenced by the pay practices of comparable large corporations, so that Ameritech remains reasonably competitive with what others are doing. The Compensation Committee's current view is that Ameritech's salaries should be at about the median in the group of companies with which we compare our compensation and that target annual cash compensation (salary plus target bonus) and long term incentives should be somewhat higher than the median for such group, since incentive payments are tied to Company performance. The group of companies we use for comparison purposes in establishing the base salary, annual cash compensation guidelines and long term grants is composed of a broad cross-section of approximately 65 major corporations in multiple industries, as opposed to the smaller peer group shown in the Shareowner Return Performance Graph following this report. The Committee believes that this is appropriate, considering that the Company competes for executives in many industries, not solely with other communications companies. Although competitive practices are viewed as important, the Company and the Compensation Committee believe that the most important considerations in setting annual compensation are individual merit and the Company's financial performance.

  In 1998, annual cash compensation targets for executives were increased by approximately 4.4% which, based on survey data, is consistent with other companies with which we compare our compensation. Mr. Notebaert's base salary increased 5.1% in 1998 over 1997. His total salary and bonus increased because of this salary increase and the Company's performance, which produced a cash bonus for 1998 above the targeted level. In addition, the Compensation Committee recommended, and the Company's Board of Directors approved, special bonus awards in 1998 for Mr. Notebaert and two of the other executive officers named in the Summary Compensation Table to recognize their outstanding contributions in 1998.

  Prior to the announcement of the Merger between Ameritech and SBC, the Compensation Committee also recommended, and the Board of Directors also approved, the grant to Mr. Notebaert of a retention and performance bonus of $2.5 million, to retain Mr. Notebaert's services through the completion of the Merger and to compensate him for the increased demands and responsibilities placed upon him during this period. This retention bonus is payable on the earlier of the completion of the Merger with SBC or September 1, 1999.

  Actual incentive bonus awards paid to the executive officers named in the Summary Compensation Table are made pursuant to the Company's Management Committee Short Term Incentive Plan and are shown in the "Bonus" column in the Summary Compensation Table that follows. These awards are equal to, more than or less than targeted amounts, depending on how actual results compare with the performance measures being used. Thus, the Company's incentive plans create a direct link between pay and performance, strengthened by the fact that the greater portion of total compensation (annual salary plus annual bonus plus long term awards) is determined by the incentive components rather than by salary. In 1998, for example, about 83% of the total compensation of the Company's chief executive officer was dependent on incentive factors and thus was variable with performance. Because of the Company's financial performance in 1998, the actual incentive bonus awards for 1998 were above the targeted amounts.

  Performance targets established for the annual incentive awards are based on internal financial goals. Awards granted under the Company's long term incentive plans ("LTIPs") are based on periodic analysis of the competitive total compensation and the long term incentive component of a comparator group of approximately 25 high profile U.S. industrial companies that has been followed by a recognized industry consultant for a number of years. This group of companies is a part of the broad cross-section of 65 major corporations referred to above. Factors that are considered by the Compensation Committee in determining the number of option shares granted annually to each executive include individual merit, the competitive market for his or her position and the potential value of an option share and the dividend equivalents attributable to such shares.

  The Compensation Committee believes strongly in the continued focus of the LTIPs on total return to shareowners. Since 1994, the Compensation Committee has approved annual grants under the LTIPs that reinforce this focus by providing to participating executives grants of stock options with dividend equivalents. The options are granted at fair market value on the date of grant. Dividend equivalents are converted to share units and credited quarterly to a book account for each participant. The share units will be paid in shares of stock five years after the grant date or following the exercise of the related options, whichever is sooner, but only if the stock price at the time of distribution exceeds the exercise price of the option.

  As often as seems appropriate, but at least annually, the Compensation Committee studies Ameritech's executive compensation programs to judge their consistency with the Company's compensation philosophy, their support of the Company's strategic and financial objectives and their market competitiveness. The Company's performance targets will be changed from time to time so as to maintain the most effective relationship between performance and compensation.

  Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1 million, unless certain requirements are met. To maximize the corporate tax deduction, the Management Committee Short Term Incentive Plan and the Long-Term Stock Incentive Plan were approved by shareowners in 1995 and 1997, respectively, and comply with Section 162(m) of the Internal Revenue Code. Performance-based awards made pursuant to these Plans are intended to qualify for the tax deduction. Although the Committee intends to maximize the corporate tax deduction for performance-based compensation, it believes that Ameritech must attract and retain qualified executives to manage the Company and that, in some instances, the loss of a tax deduction may be a necessary and appropriate trade-off. The Committee believes it is appropriate to pay Mr. Notebaert a base salary in excess of $1 million to maintain competitiveness with the comparator group of companies described above. In 1998, due to the combination of salary and the payment of certain previously earned and reported, vested deferred compensation and non-qualified pension benefits, the compensation of each of the executive officers named in the Summary Compensation Table, other than Mr. Richards, exceeded the limit for deductibility under Section 162(m).

  The Compensation Committee, which is composed entirely of Directors who are not officers or employees of the Company, uses a professional compensation consultant who is separate from consultants employed by the Company. This consultant provides guidance in our deliberations and helps ensure equity and fairness in the Company's practices.

             The Compensation Committee of the Board of Directors

                            John B. McCoy, Chairman
            Donald C. Clark                    James A. Henderson
            Sheldon B. Lubar                   John D. Ong

Shareowner Return Performance Graph

  Set forth below is a graph comparing the cumulative total returns (assuming an investment of $100 on December 31, 1993 and reinvestment of dividends) of Ameritech, a peer group of other large U.S. communications companies and the Standard & Poor's 500 Composite Stock Index ("S&P 500") from December 31, 1993 through December 31, 1998.

                Comparison of Five-Year Cumulative Total Return

                              [GRAPH APPEARS HERE]

                          12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
                          -------- -------- -------- -------- -------- --------
   Ameritech.............   $100     $111     $168     $179     $246     $397
   Peer Group Index*.....    100       94      144      144      200      296
   S&P 500...............    100      101      139      171      229      294

--------
* Peer Group Index consists of Bell Atlantic Corporation, BellSouth Corporation, GTE Corporation, SBC Communications Inc. and U S WEST, Inc. (not including MediaOne Group, Inc. after its separation from the U S WEST Communications Group).

  From November 21, 1983, the date on which Ameritech began trading on a "when issued" basis on the New York Stock Exchange, through December 31, 1998, Ameritech has provided its shareowners with a cumulative total return of 2,421%. This performance compares with a cumulative total return of 1,565% for the Peer Group Index and 1,080% for the S&P 500 over the same fifteen-year period.

Summary Compensation Table

  The Summary Compensation Table below shows the compensation for the last three years of the Chief Executive Officer and the four next highest paid executive officers of Ameritech as of December 31, 1998 (the "Named Executive Officers") for services in all capacities to the Company and its subsidiaries.

                                                              Long Term
                                   Annual Compensation       Compensation
                             ------------------------------- ------------
         Name                                        Other      Awards       All
         and                                        Annual   ------------   Other
      Principal                                     Compen-    Options     Compen-
       Position         Year   Salary    Bonus(1)  sation(2)   (shares)   sation(3)
      ---------         ---- ---------- ---------- --------- ------------ ---------
Richard C. Notebaert    1998 $1,100,000 $1,918,854  $11,140    221,137    $331,608
 Chairman, President &  1997  1,047,000  1,570,500   24,755    306,600     341,172
 Chief Executive        1996    950,000  1,006,288   47,413    740,000     373,664
 Officer

Oren G. Shaffer         1998    523,500    600,028    3,843     71,205     275,329
 Executive VP & Chief   1997    500,000    509,250    4,262    370,000     254,384
 Financial Officer      1996    450,000    340,633      412     80,000     261,702

W. Patrick Campbell     1998    500,200    456,189    3,447     43,798     338,724
 Executive VP--Corp.    1997    491,800    450,000    7,512    217,000     331,462
 Strategy & Bus. Dev.   1996    475,000    323,350    9,683     70,000     342,178

Barry K. Allen          1998    446,500    500,746    4,584     58,851     106,927
 Executive VP--Reg. &   1997    417,900    470,250    1,531    280,000     100,702
 Wholesale Operations   1996    346,500    289,789    4,860     71,200     101,144

Thomas E. Richards      1998    375,000    457,983    4,262     42,248     153,724
 Executive VP--Comm. &  1997    300,000    337,500    2,975    270,000     147,311
 Info. Products         1996    225,600    143,244    6,730    101,400     154,782

--------

(1) Consists of (a) awards paid under the Management Committee Short Term Incentive Plan, based on corporate performance for the year, and (b) for Mr. Notebaert, Mr. Shaffer and Mr. Richards, an additional special 1998 bonus in the amount of $109,649, $52,183 and $37,380, respectively.

(2) Consists of earnings on long term awards and payments to offset federal and state tax liabilities attributable to non-cash services for transportation, parking, club memberships and financial counseling. The value of such non-cash services is excluded from the table, as it did not exceed $50,000 for any individual in any year.

(3) Detail of amounts reported in the "All Other Compensation" column for 1998 is provided in the table below. Preferential earnings on deferred compensation represents interest that is above market rates, as provided under applicable SEC rules. Split dollar insurance represents the present value of the interest projected to accrue for the employee's benefit on the current year's insurance premium paid by the Company. The employee contributes an amount equal to the value of the death benefit under the policy. Cumulative net life insurance premiums paid are recovered by the Company at the later of retirement or 15 (or in some cases 10) years.

          Item            Mr. Notebaert Mr. Shaffer Mr. Campbell Mr. Allen Mr. Richards
          ----            ------------- ----------- ------------ --------- ------------
Preferential Earnings on
 Deferred Compensation      $113,110     $ 53,167     $ 62,690   $ 33,313    $  8,705
Company Contributions to
 Qualified and Non-Qual-
 ified Defined Contribu-
 tion Savings Plans           49,301       23,469       22,478     19,985      16,594
Split Dollar Insurance
 Premium Value               169,197      198,693      253,556     53,629     128,425
                            --------     --------     --------   --------    --------
    Total All Other
     Compensation           $331,608     $275,329     $338,724   $106,927    $153,724
                            ========     ========     ========   ========    ========

Option Grants in 1998

  The following table shows all grants of stock options to the Named Executive Officers in 1998. The exercise price of all such options was the fair market value on the date of grant.

                                                                              Potential Realizable
                                                                                Value at Assumed
                                                                              Annual Rates of Stock
                                                                             Price Appreciation for
                          Individual Grants                                      Option Term(2)
---------------------------------------------------------------------- ------------------------------------
                      Number of    % of Total
                      Securities    Options
                      Underlying   Granted to    Per Share
                       Options     Employees    Exercise or Expiration
        Name          Granted(1) in Fiscal Year Base Price     Date    0%        5%               10%
        ----          ---------- -------------- ----------- ---------- --- ---------------  ---------------
Richard C. Notebaert    221,137       2.28%       $45.13     4/22/08    $0 $     6,276,314  $    15,905,411
Oren G. Shaffer          71,205       0.73%        45.13     4/22/08     0       2,020,941        5,121,462
W. Patrick Campbell      43,798       0.45%        45.13     4/22/08     0       1,243,075        3,150,197
Barry K. Allen           58,851       0.61%        45.13     4/22/08     0       1,670,310        4,232,893
Thomas E. Richards       42,248       0.44%        45.13     4/22/08     0       1,199,083        3,038,713
All Shareowners             n/a       n/a            n/a         n/a     0  31,237,158,468   79,161,092,595
All Optionees         9,697,193     100.00%        45.09        2008     0     274,981,932      696,858,205
                                                   (avg)
Optionees' Gain
 as % of All
 Shareowners' Gain          n/a       n/a            n/a         n/a   n/a            0.88%            0.88%

--------
(1) Under the terms of the options granted to the Named Executive Officers, dividend equivalent shares are credited quarterly, for up to five years, on the shares subject to the options (and on previously credited dividend equivalent shares), by dividing the aggregate cash dividend that would have been paid on such shares had they been outstanding by an amount based on the average market price per share of Ameritech Common Stock on the first and last trading days within the quarter. Dividend equivalents so credited will be distributed in the form of shares of Ameritech Common Stock (i) on a prescribed distribution date following either the exercise of the option (in proportion to the option shares exercised) or five years from the date of grant (as to remaining dividend equivalents), if in either case the then current market price exceeds the option exercise price, or (ii) on the first subsequent distribution date on which the then current market price exceeds the option exercise price. Dividend equivalents credited in 1998 on options held by the Named Executive Officers were: Mr. Notebaert, 34,031 shares; Mr. Shaffer, 9,244 shares; Mr. Campbell, 8,502 shares; Mr. Allen, 4,816 shares; and Mr. Richards, 5,093 shares.

(2) The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the SEC's rules and are not intended to forecast any future appreciation in the stock price of the Company. As shown in the 0% column above, no gain to the Named Executive Officers or all optionees is possible without appreciation in the price of Ameritech Common Stock, which will benefit all shareowners. For example, in order for Mr. Notebaert to realize the potential values for the option grant of 221,137 shares set forth in the 5% and 10% columns in the table above, the price per share of Ameritech Common Stock must be approximately $73.51 and $117.06, respectively, as of the expiration date of his option.

  Stock options generally (and all of the options granted to the Named Executive Officers in 1998) become exercisable as to one-third of the option shares on each of the first three anniversaries of the date of grant. Upon exercise of an option, an officer purchases all or a portion of the shares covered by the option by paying the exercise price either in cash or by surrendering shares of Ameritech Common Stock already owned by the officer.

  Substantially all of the options granted prior to May 11, 1998 become fully vested upon a change in control. Further, if the option holder's employment is involuntarily terminated for reasons other than cause after the change in control and on or before the last day of the second full calendar year following the change in control, such options remain exercisable for up to five years after the employment termination date. The Company's Board of Directors has concluded that the consummation of the Merger of the Company with a wholly owned subsidiary of SBC would constitute a change in control under the applicable LTIPs and associated option agreements.

Option Exercises in 1998 and Option Values at December 31, 1998

  The following table provides information as to options exercised in 1998 by the Named Executive Officers, the value realized upon such exercises and the value of options held by such officers at year end.

                                    Number of Unexercised     Value of Unexercised
                                           Options            In-the-Money Options
             Shares                      at Year End             at Year End(2)
           Acquired on   Value    ------------------------- -------------------------
  Name     Exercise(1)  Realized  Exercisable Unexercisable Exercisable Unexercisable
  ----     -----------  --------  ----------- ------------- ----------- -------------
Richard C.
 Notebaert    92,000   $2,578,732   813,132     1,005,537   $32,864,048  $31,472,427
Oren G.
 Shaffer      52,200    1,890,650   148,601       431,204     5,559,442   11,999,368
W. Patrick
 Campbell    132,900    4,467,992   119,967       255,131     4,462,644    7,213,473
Barry K.
 Allen        59,115    1,477,234    15,019       335,917       509,219    9,310,168
Thomas E.
 Richards     67,268    1,642,558         0       349,380             0   10,086,014

--------
(1) In addition to the shares acquired on option exercises and the associated values realized, shown in the table above, during 1998, dividend equivalents were distributed in the form of shares of Ameritech Common Stock to the Named Executive Officers, with associated values realized (based on per share market prices on the respective distribution dates), as follows: Mr. Shaffer, 7,875 shares, $445,184; Mr. Campbell, 24,397 shares, $1,301,804; and Mr. Richards, 319 shares, $17,101.

(2) Valued at $63.375 per share, the closing price per share of Ameritech Common Stock on December 31, 1998.

Pension Plans

  The Company's qualified and non-qualified management pension plans were amended effective May 1, 1995. Under the plans as amended, employees earn pension credits for each month of service and the pension benefit is calculated by multiplying the earned pension credits by the employee's highest three-year average pay out of the last five years of employment. Under the pension plan formula prior to May 1, 1995, the benefit was calculated on the basis of fixed percentages of final average pay above and below a Social Security "breakpoint" over the highest five years out of the last ten years of employment, multiplied by years of service. To qualify for a service pension, employees had to meet specified age and service requirements. The amended plans include transition provisions under which employees who were service pension eligible or within five years thereof on May 1, 1995, including Mr. Notebaert, will receive the greater of the benefit under the new formula or the benefit under the old formula.

  The following table illustrates the maximum annual benefits payable for management employees for specified final average annual compensation and specified years of service, assuming retirement at age 65 and payment as a single-life annuity, under the formula in existence prior to May 1, 1995.

      Final                                 Years of Service
     Average      --------------------------------------------------------------------
   Compensation      15       20        25        30        35        40        45
   ------------   -------- --------- --------- --------- --------- --------- ---------
   $  600,000     $134,045 $ 178,727 $ 223,409 $ 268,090 $ 312,772 $ 357,454 $ 402,135
      800,000      179,045   238,727   298,409   358,090   417,772   477,454   537,135
    1,000,000      224,045   298,727   373,409   448,090   522,772   597,454   672,135
    1,200,000      269,045   358,727   448,409   538,090   627,772   717,454   807,135
    1,400,000      314,045   418,727   523,409   628,090   732,772   837,454   942,135
    1,600,000      359,045   478,727   598,409   718,090   837,772   957,454 1,077,135
    1,800,000      404,045   538,727   673,409   808,090   942,772 1,077,454 1,212,135
    2,000,000      449,045   598,727   748,409   898,090 1,047,772 1,197,454 1,347,135
    2,200,000      494,045   658,727   823,409   988,090 1,152,772 1,317,454 1,482,135
    2,400,000      539,045   718,727   898,409 1,078,090 1,257,772 1,437,454 1,617,135
    2,600,000      584,045   778,727   973,409 1,168,090 1,362,772 1,557,454 1,752,135
    2,800,000      629,045   838,727 1,048,409 1,258,090 1,467,772 1,677,454 1,887,135
    3,000,000      674,045   898,727 1,123,409 1,348,090 1,572,772 1,797,454 2,022,135
    3,200,000      719,045   958,727 1,198,409 1,438,090 1,677,772 1,917,454 2,157,135
    3,400,000      764,045 1,018,727 1,273,409 1,528,090 1,782,772 2,037,454 2,292,135

  The following table illustrates the maximum annual benefits payable for management employees for specified final average annual compensation and specified years of service, assuming retirement at age 65 and payment as a single-life annuity (determined using the current interest rate specified in the plan), under the formula that became effective May 1, 1995.

      Final                                 Years of Service
     Average      --------------------------------------------------------------------
   Compensation      15       20        25        30        35        40        45
   ------------   -------- --------- --------- --------- --------- --------- ---------
   $  600,000     $146,591 $ 178,575 $ 205,228 $ 226,550 $ 245,207 $ 261,199 $ 277,190
      800,000      195,455   238,099   273,637   302,066   326,943   348,265   369,587
    1,000,000      244,318   297,624   342,046   377,583   408,678   435,331   461,984
    1,200,000      293,182   357,149   410,455   453,100   490,414   522,397   554,381
    1,400,000      342,046   416,674   478,864   528,616   572,149   609,464   646,778
    1,600,000      390,910   476,199   547,273   604,133   653,885   696,530   739,174
    1,800,000      439,773   535,724   615,683   679,650   735,621   783,596   831,571
    2,000,000      488,637   595,249   684,092   755,166   817,356   870,662   923,968
    2,200,000      537,501   654,774   752,501   830,683   899,092   957,728 1,016,365
    2,400,000      586,364   714,298   820,910   906,199   980,828 1,044,795 1,108,762
    2,600,000      635,228   773,823   889,319   981,716 1,062,563 1,131,861 1,201,159
    2,800,000      684,092   833,348   957,728 1,057,233 1,144,299 1,218,927 1,293,555
    3,000,000      732,955   892,873 1,026,138 1,132,749 1,226,035 1,305,993 1,385,952
    3,200,000      781,819   952,398 1,094,547 1,208,266 1,307,770 1,393,060 1,478,349
    3,400,000      830,683 1,011,923 1,162,956 1,283,783 1,389,506 1,480,126 1,570,746

  Under the qualified and non-qualified management pension plans before and after the May 1, 1995 amendments, compensation included in the pension plan base consists of salaries and actual short term incentive plan awards (shown in the "Salary" and "Bonus" columns of the Summary Compensation Table). Pension amounts are not subject to reductions for Social Security benefits or other offset amounts. Benefits are payable in the form of a lump sum or an annuity. The Employee Retirement Income Security Act of 1974 ("ERISA") places certain limitations on pensions which may be paid under federal tax qualified plans. Pension amounts which exceed such limitations, as well as pension amounts attributable to awards under the short term incentive plans and to salary deferred under a deferred compensation plan, are paid under a separate non-qualified plan as an operating expense.

  As of December 31, 1998, Mr. Notebaert, Mr. Shaffer, Mr. Campbell, Mr. Allen and Mr. Richards had 29, 4, 4, 3 and 3 years of service, respectively, for purposes of the management pension plans. Prior to his two-year absence from 1993 to 1995, Mr. Allen had 19 years of service with the Company. Under Mr. Allen's employment agreement with the Company, if he retires on or after December 9, 2000, he will receive a supplemental non-qualified pension. This supplemental pension combined with the pension benefits to which he otherwise then would be entitled will equal the total pension he would have received under the pre-May 1, 1995 management pension plan formula, on the basis of his total years of service (including his 19 years of prior service). In addition, if Mr. Allen's employment is involuntarily terminated for reasons other than cause or unsatisfactory performance, he will be treated as if he had fulfilled the requirement for this supplemental pension.

  In 1995, the Board of Directors approved a supplemental non-qualified pension arrangement for Mr. Shaffer, who had joined Ameritech in 1994 at age 52 to serve as its Chief Financial Officer. Under this arrangement, Mr. Shaffer will receive supplemental pension credits at the rate of 7% per year that will vest and be included in his non-qualified pension if Mr. Shaffer remains employed by the Company and becomes vested under the Ameritech Management Pension Plan.

  The Ameritech Corporate Resource Supplemental Pension Plan was amended in 1998 to provide for a lump sum payment of accrued vested benefits on or before December 31, 1998 to certain participants in the non-qualified plan (including Mr. Notebaert, Mr. Campbell and Mr. Allen), determined based on compensation and position in the Company, unless the participant waived receipt of such payment.

Employment Contracts

  The Company entered into an employment agreement with Mr. Campbell when he joined the Company in 1994. Although the agreement remains in effect with respect to Mr. Campbell's general employment duties and benefit eligibility, substantially all of its terms, including those providing for initial compensatory and severance arrangements, have expired or been satisfied.

  Under a July 1995 employment agreement between the Company and Mr. Allen, if Mr. Allen retires from the Company on or after December 9, 2000, or if his employment is involuntarily terminated for reasons other than cause or unsatisfactory performance, the Company will pay Mr. Allen a supplemental pension benefit described above. The employment agreement also provides that, if Mr. Allen voluntarily terminates his employment with the Company, or if the Company terminates his employment for cause or unsatisfactory performance, prior to August 1, 2000, Mr. Allen will repay the $200,000 special hire bonus he received from the Company.

  In 1997, the Company made special grants of stock options to Mr. Shaffer, Mr. Campbell, Mr. Allen and Mr. Richards, who agreed, among other things, that they would not compete with the Company or its subsidiaries, either directly or as an employee of another firm, for a period of two years after termination of their employment with the Company. These non-compete agreements terminate upon a change in control of the Company.

Certain Compensatory Arrangements Upon a Change in Control

 Change in Control Agreements

  The Company has entered into Agreements Regarding Change in Control ("Change in Control Agreements") with the Named Executive Officers. The Change in Control Agreements provide that, if the executive officer's employment with the Company is terminated under specified circumstances, the executive officer will continue to receive certain medical, insurance and other employee benefit coverage and perquisites for a period of 24 months following such termination, and will receive a lump sum payment up to the sum of (i) 2.99 times the executive officer's annual base salary and the executive officer's short term incentive award and other bonuses for the preceding year, plus (ii) the actuarial equivalent of the additional pension benefits the executive officer would have accrued under the Company's qualified and non-qualified pension arrangements if, on the date of termination, the executive had been credited with two additional years of age, service and compensation (base salary and target short term incentive award). Under the Change in Control Agreements, these benefits will be provided to the Named Executive Officers other than Mr. Notebaert if the executive's employment is terminated involuntarily for any reason other than death, disability or just cause during the 24-month period following the change in control or voluntarily by the executive during the thirty-day period beginning on the first anniversary of the change in control, and to Mr. Notebaert if his employment is voluntarily or involuntarily terminated (other than for death, disability or just cause) during the 24-month period following the change in control. Payments under the Change in Control Agreements may be reduced to the extent they, together with certain other payments, may result in the loss of a tax deduction to the Company under certain provisions of the Internal Revenue Code.

  The Company's Board of Directors has concluded that the consummation of the Merger would constitute a change in control under the Change in Control Agreements. The aggregate amount payable by Ameritech pursuant to the Change in Control Agreements cannot be determined definitively as of the date of this proxy statement. However, the maximum aggregate amount of such payments to the Named Executive Officers, assuming that the Merger is completed on May 1, 1999 and the employment of all such persons is terminated under circumstances entitling them to severance benefits, is estimated to be: up to $15.2 million for Mr. Notebaert; up to $4.0 million for Mr. Shaffer; up to $5.4 million for Mr. Allen (which includes approximately $1.9 million payable to Mr. Allen as an additional non-qualified pension benefit pursuant to his July 1995 employment agreement); up to $3.3 million for Mr. Campbell; and up to $3.2 million for Mr. Richards.

 Stock Options

  Substantially all of the options granted prior to May 11, 1998 pursuant to the Company's LTIPs become fully vested upon a change in control and, if the option holder's employment is involuntarily terminated for reasons other than cause after the change in control and on or before the last day of the second full calendar year following the change in control, such options remain exercisable for up to five years after the employment termination date. In addition, the agreements not to compete with Ameritech entered into by certain of the Named Executive Officers in connection with 1997 stock option grants terminate upon a change in control in accordance with the terms of such agreements. The Company's Board of Directors has concluded that the consummation of the Merger would constitute a change in control under the LTIPs and associated option agreements.

  The following table sets forth, with respect to the Named Executive Officers, (i) the number of shares of Ameritech Common Stock subject to options presently held by such persons that are not presently exercisable but will become exercisable at the effective time of the Merger, (ii) the approximate weighted average exercise price for such Ameritech options presently held by such persons, and (iii) the aggregate value of such Ameritech options held by such persons, based on the closing price per share of Ameritech Common Stock of $60.9375 on February 12, 1999, and an assumed Merger effective time of May 1, 1999:


                               Options Which      Approximate
                             Become Exercisable Weighted Average
                                 at Merger       Exercise Price  Aggregate Value
                               Effective Time      per Share       of Options
                             ------------------ ---------------- ---------------
Mr. Notebaert...............      749,624           $31.4459       $22,107,633
Mr. Shaffer.................      344,136            36.0197         8,575,119
Mr. Campbell................      188,198            35.9129         4,709,580
Mr. Allen...................      265,900            36.1507         6,590,804
Mr. Richards................      291,498            34.7636         7,629,649

  Under the terms of certain of these options, dividend equivalent shares are credited quarterly, for up to five years, on the shares subject to the options (and on previously credited dividend equivalent shares), by dividing the aggregate cash dividend that would have been paid on such shares had they been outstanding by an amount based on the average market price per share of Ameritech Common Stock on the first and last trading days within the quarter. The dividend equivalents so credited are distributed in the form of shares of Ameritech Common Stock (i) on a prescribed distribution date following either the exercise of the option (in proportion to the option shares exercised) or five years from the date of grant (as to remaining dividend equivalents), if in either case the then current market price exceeds the option exercise price, or (ii) on the first subsequent distribution date on which the then current market price exceeds the option exercise price. The dividend equivalent shares credited to date on options held by the Named Executive Officers that will first become exercisable upon consummation of the Merger, and the values of such dividend equivalent shares based on the closing price per share of Ameritech Common Stock of $60.9375 on February 12, 1999, were: 9,019 shares ($549,595) for Mr. Notebaert; 3,136 shares ($191,100) for Mr. Shaffer; 2,323 shares ($141,558) for Mr. Campbell; 2,347 shares ($143,020) for Mr. Allen; and 5,593 shares ($340,823) for Mr. Richards.

 Other Compensation and Benefit Plans

  The Ameritech Management Committee Short Term Incentive Plan and the Ameritech Senior Management Short Term Incentive Plan (the "Short Term Incentive Plans") provide that, upon a change in control, each participant will receive as soon as practicable following the earlier of such employee's termination of employment or at the end of the calendar year in which the change in control occurs, a payment equal to not less than 100% of the target or standard award for such participant for that year established by the Compensation Committee of the Company's Board of Directors. In addition, upon a change in control, benefits of all participants under certain non-qualified pension plans will become fully vested and compensation previously deferred at the election of the employee will be paid in a lump sum unless such distribution was previously waived by the employee. The Company's Board of Directors has concluded that the consummation of the Merger would constitute a change in control under the Short Term Incentive Plans and the non-qualified pension plans. The Short Term Incentive Plans cover approximately 35 employees, including the Named Executive Officers. The Company accelerated into 1998 payment of the 1998 awards under the Short Term Incentive Plans and to certain participants, including the Named Executive Officers, previously vested deferred compensation and non-qualified pension benefits, unless the participant waived receipt of such benefits.

 Services and Non-Compete Agreements with SBC

  On May 10, 1998, SBC entered into Services and Non-Compete Agreements with the Named Executive Officers. The Services and Non-Compete Agreements provide that each such executive officer of Ameritech will be employed by SBC or a subsidiary of SBC for a period of up to 30 months commencing upon consummation of the Merger and will provide services to the combined company as a member of senior management as required by SBC during the transition and integration period. The Services and Non-Compete Agreements also provide that each such executive officer may cease to be a full-time employee of SBC or a subsidiary of SBC and become a consultant to SBC, at the election of either the officer or SBC, any time after six months from the Merger completion date (except that SBC cannot make such an election for Mr. Allen until after July 31, 2000). The Services and Non-Compete Agreements acknowledge that termination of the executive officer's status as a full-time employee thereunder would constitute an involuntary termination without cause for purposes of the Change in Control Agreements and the Company's other benefit arrangements. The annual compensation as an employee or a consultant of the Named Executive Officers pursuant to the Services and Non-Compete Agreements is as follows: Mr. Notebaert, $7.0 million; Mr. Shaffer, $2.3 million; Mr. Allen, $2.0 million; Mr. Campbell, $1.8 million; and Mr. Richards, $1.6 million. Under the Services and Non-Compete Agreements, in addition to this compensation, Mr. Notebaert will receive a bonus for the year in which the Merger is consummated in an amount equal to $1,331,000 multiplied by the percentage by which the bonus paid to the Chief Executive Officer of SBC for such year exceeds his base salary, and Mr. Shaffer will be treated as having fully earned his pension supplements pursuant to his 1995 supplemental pension arrangement with Ameritech and will qualify for certain post-retirement benefits. All payments under the Services and Non-Compete Agreements cease if SBC terminates the employment or consulting relationship in the event the Named Executive Officer becomes an employee or director of, or performs services for, a substantial competitor of SBC during the term. In addition, the Services and Non-Compete Agreements prohibit each Named Executive Officer, for 36 months after consummation of the Merger, from soliciting customers of SBC or attempting to induce any employee or agent to cease his or her relationship with SBC. Upon termination of employment, unless the non-competition clause is violated, the Services and Non-Compete Agreements provide that each Named Executive Officer will receive financial consulting assistance for a period of five years under SBC's standard policies for retiring executives and, in addition, Mr. Notebaert will receive office space and secretarial support.

               SUBMISSION OF SHAREOWNER PROPOSALS FOR NEXT YEAR

  Proposals of shareowners intended to be included in the Company's proxy statement in connection with any annual meeting of the Company held in 2000 (if the proposed Merger with SBC is not completed by such time) must be received by the Secretary of Ameritech, 30 South Wacker Drive, Chicago, Illinois 60606, not later than November 3, 1999 and must otherwise comply with applicable SEC requirements. Any other shareowner proposal will be considered untimely for purposes of the Company's discretionary voting authority unless received prior to January 17, 2000.

                            ADDITIONAL INFORMATION

  In addition to soliciting proxies through the mail, certain employees of Ameritech and its transfer agent, First Chicago Trust Company of New York, may solicit proxies in person and by telephone. Ameritech has retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for an estimated fee of $17,500. The cost of soliciting proxies will be borne by Ameritech. As is customary, Ameritech will, upon request, reimburse brokers, banks, nominees, custodians and other record holders for their out-of-pocket expenses of forwarding proxy materials to the beneficial owners of the shares.

  If you are a shareowner of record and you plan to attend the Annual Meeting in person, please retain the admission ticket attached to the enclosed form of proxy, as you must present this ticket to be admitted to the meeting. If your shares are held by a broker or other nominee and you do not receive an admission ticket, you will be admitted to the Annual Meeting only if you bring proof of your ownership of Ameritech shares.

  SEC rules require that an annual report accompany or precede the proxy materials. However, no more than one annual report need be sent to the same address. If more than one annual report is being sent to your address and you wish to reduce the number of annual reports you receive, please mark the Discontinue Annual Report Mailing box in the Special Action area on the proxy card.

  Your vote is important. Please complete the enclosed proxy card with your voting instructions and mail it in the enclosed postage-paid envelope as soon as possible or, if you wish, submit your proxy with voting instructions by telephone or through the Internet by following the instructions on the proxy card and accompanying information sheet.

March 3, 1999                             By Order of the Board of Directors,

                                          /s/  Deidra D. Gold
                                          Deidra D. Gold, Secretary

                                    [LOGO]

                          Printed on Recycled paper

[X] Please mark your votes as in this example in blue or black ink.         6688

Receipt hereby acknowledged of the Ameritech Notice of Annual Meeting and Proxy Statement.
The undersigned directs that this proxy be voted as follows:
--------------------------------------------------------------------------------
                 The Board of Directors recommends a vote FOR
--------------------------------------------------------------------------------

1. Election of Directors

   FOR   WITHHELD
   [_]     [_]

   FOR, except vote withheld from the following nominee(s): ___________

   -----------------------------------------------------------------------------
   01 D. Clark    04 J. Henderson   07 A. Martinez   10 J. Ong    12 L. Tyson
   02 M. Goodes   05 S. Lubar       08 J. McCoy      11 A. Rand   13 J. Unruh
   03 H. Gray     06 L. Martin      09 R. Notebaert

2. Approval of Independent Public Accountants

   FOR   AGAINST   ABSTAIN
   [_]     [_]       [_]

--------------------------------------------------------------------------------
               The Board of Directors recommends a vote AGAINST
--------------------------------------------------------------------------------

3. Shareowner Proposal on Cumulative Voting in Elections of Directors

   FOR   AGAINST   ABSTAIN
   [_]     [_]       [_]

      Special Note:
Item On Other Side of Card

Vote Limitations [_]

(For Multiple-Account Holders Only)
Discontinue Annual Report           [_]
Mailing for This Account


SIGNATURE(S)__________________________________________ DATE_______________, 1999
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If signed by a corporation, a duly authorized corporate representative should sign on its behalf and state the corporation's name and the title of such representative.


                                                                          [LOGO]


                   Ameritech Offers Phone or Internet Voting
                         24 hours a day, 7 days a week

On a touch-tone phone call toll-free 1-800-652-8683 (outside the US and Canada call 201-324-0377) and you will hear these instructions:

 . You will be asked to enter the last four digits of your social security number and the control number from the box just below the perforation on this proxy card.

 . You will then have two options:
  OPTION 1: to submit your voting instructions as the Board of Directors recommends on all proposals; or
  OPTION 2: to submit your voting instructions on each proposal separately.

 . Your voting instructions will be repeated to you and you will be asked to confirm them.

Log onto the Internet and type: http://www.vote-by-net.com

 . Have your proxy card ready and follow the simple instructions.

 . You will be prompted to enter the control number from the box just below the perforation on this proxy card and the last four digits of your social security number.

 . You will then be asked to provide your voting instructions and confirm your submission.

Your electronic proxy authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If you submit your proxy by phone or through the Internet, please do not mail
your proxy card.                                                     ---

                     THANK YOU FOR YOUR PROXY SUBMISSION!

PROXY

AMERITECH CORPORATION
30 South Wacker Drive, Chicago, Illinois 60606                           [LOGO]
-------------------------------------------------------------------------------
This proxy is solicited on behalf of the Board of Directors of Ameritech Corporation.

The undersigned hereby appoints Richard C. Notebaert, Melvin R. Goodes, Hanna Holborn Gray, Lynn M. Martin, John D. Ong and A. Barry Rand, and each of them, as the undersigned's proxies, with full power of substitution, for and in the name, place and stead of the undersigned to vote upon and act with respect to all shares of Common Stock of Ameritech Corporation ("Ameritech") in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Shareowners (including any adjournments or postponements thereof, the "Annual Meeting") of Ameritech to be held on April 21, 1999 at 9:30 a.m., local time, at McCormick Place South, Grand Ballroom, Level 1, 2301 South Martin Luther King, Jr. Drive, Chicago, Illinois, upon all subjects that may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted as specified on the reverse side. If no specification is given, this proxy will be voted: for the election of the thirteen Director nominees listed on the reverse side of this card; in accord with the Directors' recommendations on the other matters listed on the reverse side of this card; and, at the discretion of the proxies, on any other matter that may properly come before the Annual Meeting. If you have indicated any changes or voting limitations in these paragraphs, please mark the "Vote Limitations" box on the reverse side of this card. This card also provides voting instructions for shares held in the Ameritech Direct Services Investment Plan and in various Ameritech employee savings plans, as described in the proxy statement, if registrations are identical.

To submit your proxy by telephone or Internet, please see the reverse side of this card. To submit your proxy by mail, please mark, sign, date, detach and return this card in the enclosed envelope.

[LOGO]

Admission Ticket

This entitles you, the shareowner, to attend the Annual Meeting.
Present this to the Ameritech representative at the entrance of the Ballroom.

Annual Meeting of Shareowners
April 21, 1999, 9:30 a.m.

McCormick Place South
Grand Ballroom, Level 1
2301 South Martin Luther King, Jr. Drive
Chicago, Illinois

[MAP SHOWING MCCORMICK PLACE SOUTH AND SURROUNDING AREA]

Directions to McCormick Place South:
------------------------------------

North: Take Rt. 41 South to 31st Street. Exit 31st St. At stoplight, turn right (West). Go to 2 blocks to Martin Luther King, Jr. Drive. At stoplight, turn right (North) and go less than a mile to McCormick Place South.

Northwest: Take I-90 or I-94 South, keep to the right and exit North onto I-55 to Martin Luther King, Jr. Drive. At stoplight, turn left and follow the parking lot signs.

South: Take I-90 to the Chicago Skyway to the local traffic lanes of I-94. North to I-55 to Martin Luther King, Jr. Drive. At stoplight, turn left and follow the parking lot signs.

Indiana or South via I-80/94: Take I-80/94 to the Bishop Ford Expressway to I-94. North to I-55 to Martin Luther King, Jr. Drive. At stoplight, turn left and follow the parking lot signs.

West: Take I-290 East to I-94 South. Keep to the right and follow signs to I-55 North to Martin Luther King, Jr. Drive. At stoplight, turn left and follow the parking lot signs.

Parking:

 . Outdoor parking is available at 23rd and Prairie or 31st and Lake Shore Drive for $10.00.

 . The Hyatt Regency McCormick Place is connected to the McCormick Place South
  Building and offers indoor parking at an hourly rate.

Alternative Transportation:

CTA, METRA or PACE call: 836-7000, within Chicago and its suburbs.

Wait! There's an easier way to submit your proxy.

24 Hours a Day--7 Days a Week                                             [LOGO]


                       Submit Your Proxy by Telephone

                  It's fast and convenient. Your submission
                     is immediately confirmed and posted.


                     Call Toll-Free on a Touch-Tone Phone
                                1-800-652-8683


                      Just follow these four easy steps:

================================================================================

 1. Read the accompanying Proxy Statement and proxy card.

 2. Call the toll-free number 1-800-652-8683.

 3. Enter the last four digits of your social security number and the control number from the box just below the perforation on the proxy card.

 4. Follow the simple recorded instructions.

================================================================================

                         Submit Your Proxy by Internet

                  It's fast and convenient. Your submission
                     is immediately confirmed and posted.
                       You also can register to receive
                       all future materials by Internet.


                                Go to Web site:
                              www.vote-by-net.com


                      Just follow these four easy steps:

================================================================================

 1. Read the accompanying Proxy Statement and proxy card.

 2. Go to the Web site, www.vote-by-net.com

 3. Enter the control number from the box just below the perforation on the proxy card and the last four digits of your social security number.

 4. Follow the simple instructions.

================================================================================

 Your telephone or Internet proxy submission authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

              If you submit your proxy by telephone or Internet,
                        do not return your proxy card.
                           ---
                     Thank you for your proxy submission.

Wait! There's an easier way to submit your proxy.

24 Hours a Day--7 Days a Week                                             [LOGO]


                        Submit Your Proxy by Telephone

                  It's fast and convenient. Your submission
                     is immediately confirmed and posted.


                          Call on a Touch-Tone Phone
                                 201-324-0377


                      Just follow these four easy steps:

================================================================================

 1. Read the accompanying Proxy Statement and proxy card.

 2. Call 201-324-0377.

 3. Enter the last four digits of your social security number and the control number from the box just below the perforation on the proxy card.

 4. Follow the simple recorded instructions.

================================================================================

                         Submit Your Proxy by Internet

                  It's fast and convenient. Your submission
                     is immediately confirmed and posted.
                       You also can register to receive
                       all future materials by Internet.


                                Go to Web site:
                              www.vote-by-net.com


                      Just follow these four easy steps:

================================================================================

 1. Read the accompanying Proxy Statement and proxy card.

 2. Go to the Web site, www.vote-by-net.com

 3. Enter the control number from the box just below the perforation on the proxy card and the last four digits of your social security number.

 4. Follow the simple instructions.

================================================================================

 Your telephone or Internet proxy submission authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

              If you submit your proxy by telephone or Internet,
                        do not return your proxy card.
                           ---
                     Thank you for your proxy submission.

Wait! There's an easier way to submit your vote.

24 Hours a Day--7 Days a Week                                             [LOGO]


                               Vote by Telephone

              It's fast and convenient. Your vote is immediately
                             confirmed and posted.


                           Using a touch-tone phone,
                        call the toll-free phone number
                     which appears on the top left corner
                             on your voting form.


                      Just follow these four easy steps:

================================================================================

 1. Read the accompanying Proxy Statement and voting instruction form.

 2. Call the toll-free number on the top left corner of the voting instruction form.

 3. Enter your 12-digit control number located on your voting instruction form.

 4. Follow the simple recorded instructions.

================================================================================

                            Your vote is important!
                              Call 24 hours a day


                               Vote by Internet

              It's fast and convenient. Your vote is immediately
                 confirmed and posted. You can get all future
                            materials by Internet.


                                Go to Web site:
                               WWW.PROXYVOTE.COM


                      Just follow these four easy steps:

================================================================================

 1. Read the accompanying Proxy Statement and voting instruction form.

 2. Go to the Web site, www.proxyvote.com

 3. Enter your 12-digit control number located on your voting instruction form.

 4. Follow the simple instructions.

================================================================================

                            Your vote is important!
                            Go to WWW.PROXYVOTE.COM

              If you submit your proxy by telephone or Internet,
                  do not return your voting instruction form.
                     ---
                     Thank you for your voting instructions.